Exhibit 9(b)(2)

                             SCUDDER TRUST COMPANY

                  FEE INFORMATION FOR SERVICES PROVIDED UNDER

                           COMPASS SERVICE AGREEMENT

Annual maintenance fee for each participant in a retirement and employee benefit plan:

                                              First               Each
                                           Participant         Additional
                                             Account             Account
                                           -----------         ----------
Money Market Funds                           $28.90              $14.45
Monthly Income Funds                          25.00               12.50
Quarterly Distribution Funds                  20.40               10.20
Annual Distribution Funds                     17.55                8.78

1/12th of the annual maintenance fee shall be charged and payable each month. It will be charged for any participant who at any time during the month had a share or unit account balance in the fund.

Out of pocket expenses shall be reimbursed by the fund to Scudder Trust Company. Such expenses include but are not limited to the following:

Supplies:
      Paper and envelopes in connection with participant statements and administrative reports.
Telephone (portion allocable to servicing accounts)
Postage, overnight service or similar services
Microfilm
Microfiche

On behalf of the Funds listed in
Attachment A:                                 Scudder Trust Company:


By  /s/ David S. Lee                          By  /s/ [ILLEGIBLE]
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Date January 1, 1990                          Date January 1, 1990
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